Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ACQUIRES
$50 MILLION HOTEL PORTFOLIO

DALLAS — (September 22, 2003) Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has signed a definitive agreement with FelCor Lodging Trust (NYSE: FCH) to acquire a five-property, 894-suite portfolio of Embassy Suites Hotels® and Doubletree Guest Suites® hotels for $50.0 million in cash. The acquisition is expected to close in early October 2003.

The portfolio consists of: the Embassy Suites in Phoenix, Arizona; the Embassy Suites in Syracuse, New York; the Embassy Suites in Flagstaff, Arizona; the Doubletree Guest Suites in Columbus, Ohio; and the Doubletree Guest Suites in Dayton, Ohio. Ashford intends to invest an additional $8.2 million in capital improvements to gain market share and increase top line performance.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “We are pleased to announce our first of what will be many transactions at an attractive initial yield with what we believe to be substantial upside. This acquisition is consistent with Ashford’s diversified investment strategy focused on direct equity investments, first mortgages, mezzanine loans and sale-leaseback transactions involving hotel assets. We believe this strategy is best suited to optimize shareholder returns throughout all business cycles.

At a purchase price of approximately $56,000 per suite, we believe this is a very attractive price for well branded hotels. We are confident that there are opportunities for increased top line performance from the expected economic recovery and capital improvements. Ashford has engaged Remington Lodging, an affiliate of Remington Hotel Corporation, to be the property manager.”

The 229-suite Embassy Suites Hotel — Phoenix-Airport is located 1.5 miles north of Sky Harbor International Airport and one block north of the access road to Loop 202 — I-10 and I-17. The property includes approximately 9,200 square feet of meeting space, a full service restaurant, an outdoor pool, gift shop and fitness room.

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone:	(972) 490-9600

AHT Acquires Hotel Portfolio From FelCor Lodging Trust For $50 Million

September 22, 2003

The 215-suite Embassy Suites — Syracuse located in Syracuse, New York, is convenient to all of the area’s major corporations and regional attractions. The property includes approximately 3,300 square feet of meeting space, a full service restaurant, an indoor pool, gift shop and fitness room.

The Embassy Suites — Flagstaff is located in the heart of Flagstaff — a popular destination in Arizona, and a natural stop over between two scenic wonders - Sedona/Oak Creek and the Grand Canyon. The property includes approximately 1,400 square feet of meeting space, a fitness room, outdoor pool and gift shop.

The 194-suite Doubletree Guest Suites — Columbus is located downtown near the Ohio State Capital, with views of the Scioto River. The property includes 2,600 square feet of meeting space, a full service restaurant, and business center.

The 137-suite Doubletree Guest Suites — Dayton/Miamisburg is within minutes of downtown Dayton, Ohio, and is proximate to the Dayton Convention Center. The property includes approximately 2,600 square of meeting space, a full service restaurant, an indoor/outdoor pool and a fitness room.

Jones Lang LaSalle Hotels acted as the exclusive advisor in this transaction.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. The Company currently owns six hotel properties and through its management team has experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. Additional information can be found on the Company’s web site at www.ahtreit.com.

14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone:	(972) 490-9600

AHT Acquires Hotel Portfolio From FelCor Lodging Trust For $50 Million

September 22, 2003

Remington Hotel Corporation is a Dallas-based independent real estate investment and management company specializing in the hospitality industry. The company currently manages 33 hotels nationwide with more than 3,500 associates. Its properties include affiliations with such franchises as Hilton®, Embassy Suites Hotels®, Marriott®, Sheraton®, Radisson®, Four Points®, Crowne Plaza® and Holiday Inn®, and have received many of the industry’s top brand and trade publication awards.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in October 2003, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone:	(972) 490-9600